SORL Auto Parts Reports Record Quarterly Revenue and Net Income for the Second Quarter of 2010

– Revenue up  67.8%, Net income up 79.7%, and EPS at $0.28 –

ZHEJIANG, China, August 12, 2010  -- SORL Auto Parts, Inc. (NASDAQ: SORL) (“SORL” or “The Company”), a leading manufacturer and distributor of commercial vehicle air brake systems as well as related auto parts in China, announced financial results for the second quarter and six months ended June 30, 2010.

Second Quarter Financial Highlights

•	Revenues rose 67.8% year-over-year to a quarterly record of $49.9 million ;
•	Gross profit rose 60.0% year-over-year to a quarterly record of $13.5 million;
•	Net income increased 79.7% year-over-year to a quarterly record of $5.4 million;
•	Fully diluted earnings per share were a quarterly record of $0.28 compared with $0.16 in the 2009 second quarter;
•	OEM sales rose 121.3% year-over-year to $31.2 million and international market sales rose 42.9% to $12.0 million;
•	The Company was awarded five patents during the quarter, including one invention patent from the United States Patents and Trademark Office

Mr. Xiaoping Zhang, SORL Auto Parts' Chief Executive Officer and Chairman, stated, "We are very excited about our second quarter results as we exceeded our guidance. Our strong momentum in the OEM business, especially in the more profitable heavy-duty truck segment, substantially outpaced overall market growth, showing the effectiveness of our branding strategy and customer relationship efforts. We strive to continue to improve our products’ quality and safety.  On the product development front, the new products we introduced have been well received by our domestic and international customers. Despite cost pressure from raw materials and payroll growth, we continue to optimize our product mix by rolling out more value-added new products to maintain an attractive margin."

Second Quarter 2010 Results

Revenue for the second quarter of 2010 achieved a quarterly record of $49.9 million, up 67.8% from $29.7 million for the same period of 2009. Revenues from the Company’s domestic OEM customers were $31.2 million, a 121.3% increase over the second quarter of 2009. Revenues from China's domestic aftermarket were $6.7 million, slightly below the $7.2 million in the same period of 2009. Revenues from international markets were $12.0 million, a 42.9% increase from the same period of 2009. The increase was primarily due to the growing sales of OEM new model vehicles, an optimized SORL sales network and new market expansion strategy, and an increased focus on new product development, which helped generate larger demand.

During the second quarter of 2010, revenues from sales to OEMs was 63% of total revenue, compared with 48% a year ago. This increase reflects our continued effort to promote our integrated system and modular supplies of air brake systems to our OEM customers, and to our expanded sales network. The Company continued to focus on the light duty, bus and agricultural vehicle markets during the second quarter, and also experienced strong sales in the heavy-duty truck market.

Gross profit increased 60.0% to a quarterly record of $13.5 million, up from $8.4 million in the same period a year ago. Gross margin was 27.0%, as compared to 28.3% for the same period of 2009. The decline in gross margin was primarily due to higher costs of primary raw materials and payroll expense. We expect our continued expansion of new, higher-profit valve products to benefit gross profit margins in the future.

Operating expenses increased 76.3% to $7.7 million, up from $4.3 million for the same period of 2009. As a percentage of revenue, operating expenses increased to 15.4% of revenue in the second quarter of 2010 from 14.6% in the second quarter of 2009, mainly due to increased expenses discussed above, partially offset by increased management efficiencies, enhanced technologies of products and an improved product portfolio.

Selling and distribution expenses were $2.8 million compared to $2.1 million for the same period of 2009. The increase was primarily due to increased transportation expense and accrued warranty expense as a result of higher unit sales. As a percentage of revenue, selling and distribution expenses decreased to 5.7% in the second quarter of 2010 from 6.9% for the same period of 2009.

General and administrative (G&A) expenses in the second quarter were $2.8 million, or 5.6% of revenue, as compared to $1.5 million, or 5.0% for the same period of 2009. The increase was mainly due to increased professional expenses, and provisions for doubtful accounts due to higher sales.

Research and development (R&D) expenses were $1.7 million, or 3.5% of revenue, compared with $0.8 million, or 2.7% of revenue for the same period of 2009. Our continued investment in R&D resulted in the award of 5 patents during the quarter, including one from the United States Patent and Trademark Office.

Quarterly operating income increased 42.7% to $5.8 million, up from $4.1 million for the same quarter last year.

Net income attributable to stockholders for the second quarter of 2010 increased 79.7% to a quarterly record of $5.4 million, or $0.28 per diluted share on a greater number of shares outstanding, from $3.0 million, or $0.16 per diluted share for the same period of 2009.

Six Month Results

Total revenue for the first six months of 2010 increased 68.1% year-over-year to $84.0 million from $50.0 million in the first half of 2009. Gross profit for the first six months of 2010 was $23.1 million, up 66% from $13.9 million in the comparable period a year ago. Gross margin was 27.5% for the first six months of 2010, in line with the same period in 2009. Income from operations was $9.8 million, up 79.8% from $5.5 million in the first six months of 2009, and the 2010 operating margin was 11.7% compared with 10.9% in the previous year’s same period. Net income attributable to common shareholders was $8.5 million, with fully diluted earnings per share of $0.45 on a greater number of shares outstanding, compared with $3.9 million, or diluted earnings per share of $0.22 in the first six months of 2009.

Financial Condition

As of June 30, 2010, the Company had cash and cash equivalents of $8.0 million as compared to $10.3 million on December 31 2009. The current ratio was 5 to 1 and working capital was $90.9 million. Total shareholders’ equity increased to $121.7 million at the end of June 2010 compared with $103.1 million at December 31, 2009.

Recent Developments

In the second quarter of 2010, the Company signed a strategic supply agreement with Shandong KAMA Automobile Manufacturing Co., Ltd. (“Shandong KAMA”), to provide clutch boosters, clutch master cylinders and other air brake systems-related products. In addition, the Company was also selected as a key supplier by the Shandong Wuzheng Group.

Also in the second quarter of 2010, as noted above, we were awarded five patents. Of special note is an invention patent received from the United States Patent and Trademark Office for its air brake air dryer product, which improves air dryer quality through the use of advanced production processes.  Ruian Auto was granted a total of 10 patents in the first half of 2010, and has developed a portfolio of 32 patents since it was established.

Business outlook

For the third quarter of fiscal year 2010, management is expecting net sales to be approximately $45 million and net income to be approximately $4 million. These targets are based on the Company’s current views on the operating and market conditions, which are subject to change.

Mr. Zhang commented, “Entering into second half of 2010, we remain bullish, particularly about our domestic aftermarket business, as more and more trucks on the road need high-quality replacement brake systems, and as our OEM business continues to enhance our brand recognition in the replacement market. We expect that our OEM business growth will stabilize in the second half of 2010, after experiencing rapid growth in the first half.  We expect cash flow to improve in the second half of 2010, because our capacity expansion is ahead of schedule and most major capital expenditures occurred in the first half of 2010, and because a significant amount of short-term receivables are due shortly. On the cost side, we anticipate that steel and aluminum prices will ease, relieving margin pressure. Overall, growth in the second half of 2010 will be solid as we also launch new products with higher price points, and, combined with improved material costs, should allow us maintain high profitability."

Conference Call

Management will host a conference call at 8:00 a.m. EDT on Thursday, August 12, 2010 to discuss its second quarter financial results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778, or +1-201-689-8565 for international callers. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 p.m. EDT on August 19, 2010, or 11:59 a.m. on August 20, 2010, Beijing Time. The replay dial-in numbers are:  U.S. toll free number +1-877-660-6853, or the international number is +1-201-612-7415; using Account “286” and Conference ID “354335” to access the replay.

About SORL Auto Parts, Inc.

As a leading Chinese manufacturer and distributor of automotive air brake systems and other related auto parts, SORL Auto Parts, Inc. ranked No. 1 for market share in the segment for commercial vehicles, such as trucks and buses. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 40 categories with over 1000 specifications in air brake systems, air controlling systems and others. The Company has four authorized international sales centers in Australia, UAE, India, and the United States. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov ..

Contact Information

Ben Chen
Director of Investor Relations
+86 577 6581 7721
ben@sorl.com.cn

Kevin Theiss
Grayling
+1-646-284-9409
kevin.theiss@grayling.com

- Tables to follow –

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Balance Sheets
June 30, 2010 and December 31, 2009

		June 30, 2010		December 31, 2009
		(Unaudited)
Assets
Current Assets
Cash and Cash Equivalents	US$	7,975,715	US$	10,255,259
Accounts Receivable, Net of Provision		45,779,486		44,546,107
Notes Receivable		26,376,540		13,083,691
Inventory		23,101,305		18,760,724
Prepayments		8,542,593		7,558,140
Deferred tax assets		473,212		220,577
Other current assets		1,943,481		444,281
Total Current Assets		114,192,332		94,868,779
Fixed Assets
Property, Plant and Equipment		42,429,586		35,335,958
Less: Accumulated Depreciation		(13,301,430)		(11,608,920)
Property, Plant and Equipment, Net		29,128,156		23,727,038

Leasehold Improvements, Net		464,324		477,681

Land Use Rights, Net		14,110,375		14,198,392

Other Assets
Deferred compensation cost-stock options		―		―
Intangible Assets		162,385		161,499
Less: Accumulated Amortization		(62,383)		(54,380)
Intangible Assets, Net		100,002		107,119
Total Other Assets		100,002		107,119
Total Assets	US$	157,995,189	US$	133,379,009

Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable, including $155,996 and $1,985,291 due to related parties at June 30, 2010 and December 31, 2009, respectively.	US$	7,285,529	US$	9,724,715
Deposit Received from Customers		4,476,527		3,670,369
Short term bank loans		4,495,264
Income tax payable		1,236,649		551,900
Accrued Expenses		4,803,392		4,206,297
Other Current Liabilities, including $54,729 and $200,762 from related parties at June 30, 2010 and December 31, 2009, respectively.		484,781		585,176
Total Current Liabilities		22,782,142		18,738,457

Non-Current Liabilities

Deferred tax liabilities		141,918		115,481
Total Liabilities		22,924,060		18,853,938

Stockholders' Equity
Preferred Stock - No Par Value; 1,000,000 authorized; none issued and outstanding as of June 30, 2010 and December 31, 2009		―		―
Common Stock - $0.002 Par Value; 50,000,000 authorized,
19,304,921 and 18,304,921 issued and outstanding as of
June 30, 2010 and December 31, 2009		38,609		36,609
Additional Paid In Capital		46,896,379		37,498,401
Reserves		5,299,522		4,425,784
Accumulated other comprehensive income		11,589,014		10,939,100
Retained Earnings		57,899,291		50,231,052
Total SORL Auto Parts, Inc. stockholders' equity		121,722,815		103,130,946
Noncontrolling Interest In Subsidiaries		13,348,314		11,394,125
Total Equity		135,071,129		114,525,071
Total Liabilities and Stockholders' Equity	US$	157,995,189	US$	133,379,009

The accompanying notes are an integral part of these financial statements

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income(Unaudited)
For The Three Months and Six Months Ended June 30,2010 and 2009

		Three Months Ended June 30,		Six Months Ended June 30,
		2010	2009	2010	2009

Sales	US$	49,897,229	29,740,212	84,002,283	49,983,950
Include: sales to related parties		368,441	64,179	617,597	201,611
Cost of Sales		36,419,878	21,318,699	60,874,960	36,049,624

Gross Profit		13,477,351	8,421,513	23,127,323	13,934,326

Expenses:
Selling and Distribution Expenses		2,843,380	2,060,718	4,827,404	3,378,452
General and Administrative Expenses		2,803,915	1,481,757	5,090,776	3,508,055
Research and development expenses		1,738,529	791,307	3,059,582	1,557,758
Financial Expenses		271,178	9,129	345,819	38,091

Total Expenses		7,657,002	4,342,911	13,323,581	8,482,356

Operating Income		5,820,349	4,078,602	9,803,742	5,451,970

Other Income		168,565	176,244	253,065	215,461
Non-Operating Expenses		(43,854)	(11,002)	(56,513)	(14,616)

Income Before Provision for Income Taxes		5,945,060	4,243,844	10,000,294	5,652,815

Provision for Income Taxes		10,964	914,125	615,542	1,272,091

Net Income	US$	5,934,096	3,329,719	9,384,752	4,380,724

Other Comprehensive Income - Foreign Currency Translation Adjustment		688,424	60,385	722,428	41,183

Total Comprehensive Income		6,622,520	3,390,104	10,107,180	4,421,907

Less:
Net income attributable to Non-controlling Interest In Subsidiaries		548,868	332,972	842,775	439,066

Other Comprehensive Income Attributable to Non-controlling Interest's Share		68,842	6,039	72,514	4,119

Total Comprehensive Income Attributable to Non-controlling Interest's Share		617,710	339,011	915,289	443,185

Net Income Attributable to Stockholders		5,385,228	2,996,747	8,541,977	3,941,658

Other Comprehensive Income Attributable to Stockholders		619,582	54,346	649,914	37,064

Total Comprehensive Income Attributable to Stockholders		6,004,810	3,051,093	9,191,891	3,978,722

Weighted average common share - Basic		19,304,921	18,279,254	19,089,451	18,279,254

Weighted average common share - Diluted		19,304,921	18,279,254	19,089,451	18,279,254

EPS - Basic		0.28	0.16	0.45	0.22

EPS - Diluted		0.28	0.16	0.45	0.22

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Cash Flows(Unaudited)
For The Three Months and Six Months Ended June 30,2010 and 2009

		Three Months Ended June 30,		Six Months Ended June 30,
		2010	2009	2010	2009

Cash Flows from Operating Activities
Net Income	US$	5,385,228	2,996,747	8,541,977	3,941,658
Adjustments to reconcile net income (loss) to net cash from operating activities:
Noncontrolling Interest In Subsidiaries		548,868	332,972	842,775	439,066
Bad Debt Expense		731,096	(97,231)	888,295	452,925
Depreciation and Amortization		956,043	746,805	1,811,315	1,476,238
Stock-Based Compensation Expense		―	―	―	9,935
Loss on disposal of Fixed Assets		―	10,098	―	10,098
Changes in Assets and Liabilities:
Accounts Receivable		(5,359,127)	(6,897,996)	(1,942,290)	(5,393,265)
Notes Receivable		(9,848,412)	(757,995)	(13,177,496)	(581,005)
Other Currents Assets		(892,983)	1,079,180	(1,428,985)	3,871,962
Inventory		(2,192,139)	(138,622)	(4,220,975)	2,865,795
Prepayments		(1,892,718)	4,284,501	(950,002)	(553,492)
Deferred tax assets		(150,434)	(168,203)	(250,855)	(342,074)
Deferred assets		―	(465,484)	―	(465,484)
Accounts Payable and Notes Payable		(637,151)	2,714,776	(2,609,738)	861,550
Income Tax Payable		1,016,940	1,281,330	680,866	1,422,870
Deposits Received from Customers		(324,028)	259,233	780,928	137,259
Other Current Liabilities and Accrued Expenses		896,405	190,883	407,999	340,719
Deferred tax liabilities		12,868	21,367	25,701	42,730
Net Cash Flows from Operating Activities		(11,749,543)	5,392,361	(10,600,484)	8,537,485

Cash Flows from Investing Activities
Acquisition of Property and Equipment		(3,447,536)	(387,131)	(6,672,691)	(613,314)
Sales proceeds of disposal of fixed assets		―	2,897	―	36,692
Net Cash Flows from Investing Activities		(3,447,536)	(384,234)	(6,672,691)	(576,622)

Cash Flows from Financing Activities
Proceeds from (Repayment of) Bank Loans		4,483,578	―	4,483,578	―
Proceeds from Share Issuance		―	―	9,399,978	―
Capital contributed by Minority Shareholder		―	―	1,038,900	―

Net Cash flows from Financing Activities		4,483,578	―	14,922,456	―

Effects on changes in foreign exchange rate		68,424	7,740	71,175	5,980

Net Change in Cash and Cash Equivalents		(10,645,077)	5,015,867	(2,279,544)	7,966,843

Cash and Cash Equivalents- Beginning of the period		18,620,792	10,746,963	10,255,259	7,795,987

Cash and cash Equivalents - End of the period US$		7,975,715	15,762,830	7,975,715	15,762,830

Supplemental Cash Flow Disclosures:
Interest Paid		―	―	―	13,736
Tax Paid		35,288	261,825	1,063,706	630,682